Exhibit 99.1

SEVEN ARTS ENTERTAINMENT ANNOUNCES FILINGS FOR OVER $8,000,000
OF FEDERAL AND LOUISIANA TAX CREDITS FOR ITS FACILITY AT
807 ESPLANADE AVENUE IN NEW ORLEANS TO BE FULLY OPERATIONAL BY SEPTEMBER, 2012

LOS ANGELES, CA--(Marketwire – July 23, 2012) - Seven Arts Entertainment Inc. (NASDAQ: SAPX) (“Seven Arts” or the “Company”) announced today that Seven Arts Pictures Louisiana LLC (“SAPLA”) has filed both an audit with the Louisiana Department of Economic Development of its film infrastructure expenses at 807 Esplanade Avenue in New Orleans, Louisiana (“Property”) and a compilation with the Department of Parks, US Department of Interior and the Louisiana Historic District Commission of its historic rehabilitation expenses in connection with the Property.  Seven Arts will be entitled to receive on or before December 31, 2012 from SAPLA approximately $8,800,000 of Federal and Louisiana historic rehabilitation tax credits and Louisiana film infrastructure tax credits earned by SAPLA based on the audit and compilation.  The Company expects to realize the cash value of these tax credits by assignment to third parties at discounts customary in the market, but which should result in receipt by Seven Arts of in excess of $8,000,000.

As has been previously announced, the Company intends to operate through an affiliate a full service production and post-production facility at the Property.  The Company expects to commence full operations at the Property in September, 2012 for both its own productions and third party productions filming in Louisiana under Louisiana’s successful film investment tax credit provisions.

CEO Peter Hoffman stated:  “We have completed construction and historic rehabilitation of this extraordinary pre-Civil War property after almost five years of work.  We believe this building will be the ‘go to’ facility of major productions in Louisiana, as both artistically stunning and equipped with the best modern editing and sound facilities.  The tax credit revenue to Seven Arts will be substantial.”

About Seven Arts Entertainment Inc.:
Seven Arts Entertainment Inc. is the successor to Seven Arts Pictures Plc, which was founded in 2002 as an independent motion picture production and distribution company engaged in the development, acquisition, financing, production and licensing of theatrical motion pictures for exhibition in domestic (i.e., the United States and Canada) and foreign theatrical markets, and for subsequent worldwide release in other forms of media, including home video and pay and free television.

Seven Arts Entertainment Inc.
8439 Sunset Blvd., Fourth Floor
West Hollywood, CA 90069
Tel: (323) 372-3080
Email: phoffman@7artspictures.com

Cautionary Information Regarding Forward-Looking Statements.
Forward-looking statements contained in this press release are made under the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995.  Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from the anticipated.

Contact:

Seven Arts Entertainment Inc.
Peter Hoffman
323-372-3080
phoffman@7artspictures.com

Seven Arts Entertainment Inc.
8439 Sunset Blvd., Fourth Floor
West Hollywood, CA 90069
Tel: (323) 372-3080
Email: phoffman@7artspictures.com